Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Air France-KLM S.A.:

We consent to the incorporation by reference in the registration statement (No. 333-114188) on Form F-3 of Air France-KLM S.A. of our reports dated July 6, 2007, with respect to the consolidated balance sheets of Air France-KLM S.A. as of March 31, 2007, 2006, and 2005, and the related consolidated income statements, statements of changes in stockholders’ equity, recognized income and expenses, and cash flows for each of the years in the three-year period ended March 31, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 and the effectiveness of internal control over financial reporting as of March 31, 2007, which reports appear in the March 31, 2007 annual report on Form 20-F of Air France-KLM S.A. We also consent to the references to our firm under the heading “Selected Financial Data” in the Annual Report on Form 20-F of Air France-KLM S.A for the year ended March 31, 2007 incorporated by reference in the registration statement.

Our report with respect to the consolidated financial statements refers to the following point:

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As discussed in Note 3.1 to the consolidated financial statements, Air France-KLM S.A. changed its method of accounting for financial instruments to adopt the provisions of International Accounting Standard (“IAS”) No. 32, “Financial Instruments: Disclosure and Presentation,” and IAS No. 39, “Financial Instruments: Recognition and Measurement,” effective April 1, 2005, in accordance with the option offered by these standards.

/s/ for KPMG S.A.

Paris la Défense, France

July 6, 2007